SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Sec. 240.14a-12


                         UNITED RETAIL GROUP, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                         UNITED RETAIL GROUP, INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)  Title of each class of securities to which transaction applies:...

        2)  Aggregate number of securities to which transaction applies:......

        3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*..............................

        4)  Proposed maximum aggregate value of transaction:..................

        *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:_________________________________________

         2)  Form, Schedule or Registration Statement No.:___________________

         3)  Filing Party:___________________________________________________

         4)  Date Filed:_____________________________________________________





                                                 April 21, 2000


Dear Stockholder:

         I wish to extend a cordial invitation to the eighth Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Marriott Glenpointe Hotel in Teaneck, New Jersey, at 11 o'clock on Tuesday morning, May 23, 2000.

         Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Annual Report of the Company for 1999 is enclosed.

         Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

         I look forward to greeting you at the meeting and reporting on the Company's business and outlook.

                                                 Sincerely yours,


                                                 /s/ Raphael Benaroya
                                                 Raphael Benaroya
                                                 Chairman




----------------------------------------------------------------------------
IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.
----------------------------------------------------------------------------





                         UNITED RETAIL GROUP, INC.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                MAY 23, 2000


         The eighth Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Marriott Glenpointe Hotel, 100 Frank W. Burr Boulevard, Teaneck, New Jersey, (201) 836-0600, on Tuesday, May 23, 2000, at 11 o'clock in the morning, for the following purposes:

               o    electing nine directors; and

               o transacting any and all other business that may properly come before the meeting.

         A list of stockholders may be examined during business hours at the Marriott Glenpointe during the 10 days preceding the date of the Annual Meeting of Stockholders.

         The Board of Directors has fixed April 12, 2000 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled so to vote.


                                     By Order of the Board of Directors,


                                     /s/ George R. Remeta
                                     George R. Remeta
April 21, 2000                       Secretary




                         UNITED RETAIL GROUP, INC.
                          365 WEST PASSAIC STREET
                      ROCHELLE PARK, NEW JERSEY 07662


                              PROXY STATEMENT
                            DATED APRIL 21, 2000


                       ANNUAL MEETING OF STOCKHOLDERS
                                MAY 23, 2000



The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 23, 2000, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "for" election of the nominees named in this Proxy Statement.

Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names appearing in the enclosed proxy card, insert the name of some other person, initial the insertion, sign and date the proxy card and give it to that person for use at the meeting.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 12, 2000, the record date for the Annual Meeting, there were outstanding 13,297,033 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 21, 2000.




                           ELECTION OF DIRECTORS

NOMINEES

Nine nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 2001 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders of record on the record date who wished to nominate persons for election as Directors were able to have done so by delivering a notice of nomination to the Secretary of the Company by hand or by mail not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. No person may be elected as a Director unless nominated by a stockholder in the manner just described or by the Board of Directors.

No person has been nominated for election as a Director except those named in the section captioned "Business and Professional Experience." There are nine nominees for election to the nine seats on the Board of Directors. Proxies that withhold authority to vote will be counted only for quorum purposes.
A quorum is a majority of the outstanding shares. Broker non-votes will not be counted for any purpose.

BUSINESS AND PROFESSIONAL EXPERIENCE

The nominees proposed by the Board of Directors are listed below.

Mr. Raphael Benaroya, age 52, has been the Company's Chairman of the Board, President and Chief Executive Officer since before 1995. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 50, has been the Vice Chairman of the Board, Chief Financial Officer and Secretary of the Company since before 1995. In 1999, he was named to the additional post of Chief Administrative Officer of the Company.

Mr. Joseph A. Alutto, age 59, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University since before 1995. Mr. Alutto is a director of Comptek Research, Inc.

Mr. Russell Berrie, age 67, a Director of the Company since December 1992, founded Russ Berrie and Company, Inc., an international toy manufacturer, in 1963 and since then has been its Chairman of the Board and Chief Executive Officer.

Mr. Joseph Ciechanover, age 66, a Director of the Company since May 1995, has been Chairman of the Board of El Al Israel Airlines Ltd. since February 1995.

Mr. Michael Goldstein, age 58, has been Chairman of the Board of Toys "R" Us since February 1998 and was Chief Executive Officer of that company from before 1995 to February 1998 and from September 1999 to January 2000. Mr. Goldstein is a director of Finlay Enterprises, Inc. and Houghton Mifflin Co.

Mr. Ilan Kaufthal, age 52, a Director of the Company since December 1992, is a Vice Chairman of Schroder & Co. Incorporated, an investment banking firm, and has been an executive there since before 1995. Mr. Kaufthal is a director of ASI Solutions, Inc., Cambrex Corporation, Pro.Team.Com, Inc. and Russ Berrie and Company, Inc.

Mr. Vincent P. Langone, age 57, a Director of the Company since February 1994, has been the Chairman of the Board, President and Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R)brand laminate, since 1998 and also served in those positions in 1995. In 1997, he was President and Chief Executive Officer of Interbuild International, Inc., a venture capital firm. In 1996, he was Chairman of the Board of L&S Associates, Inc., a management consulting firm. Mr. Langone is a director of Brand Scaffolding Services, Inc. and Summit Bank.

Richard W. Rubenstein, Esq., age 55, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since before 1995. Mr. Rubenstein is a director of AmeriLink Corporation.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

The Company's Board of Directors held seven meetings in Fiscal 1999.

During Fiscal 1999, all of the Directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served except Joseph Ciechanover.

Subject to approval by the Board, standing committees of Directors take action in their respective areas of responsibility.

The Compensation Committee of the Board recommends executive compensation. See, "Compensation Committee Report" regarding the Directors who served on the Compensation Committee in Fiscal 1999. The Compensation Committee held five meetings in Fiscal 1999.

The Audit Committee of the Board reviews and confirms the selection of the Company's independent public accountants. The Audit Committee was composed of Mr. Kaufthal, as Chairman of the Committee, and Messrs. Langone and Rubenstein until the organizational meeting of the Board of Directors in May 1999, when the membership was changed to Mr. Kaufthal, as Chairman of the Committee, and Messrs. Alutto and Langone. The Audit Committee held three meetings in Fiscal 1999.

The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members since before Fiscal 1999 have been Mr. Benaroya, as Chairman of the Committee, and Messrs. Berrie and Rubenstein. Stockholders of record are permitted to nominate persons for election (see "ELECTION OF DIRECTORS-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee. The Nominating Committee held one meeting in Fiscal 1999. Nominees for election as Directors at the eighth Annual Meeting of Stockholders were selected by the Nominating Committee in Fiscal 2000.

DIRECTOR COMPENSATION

Each Director who is not employed by the Company receives $3,000 for each Board meeting that he attends and a $2,000 quarterly retainer. In addition, a nonmanagement Director receives $1,000 for each additional day on which he attends a committee meeting.

Each Director who is not employed by the Company receives an award in May of each year under the Company's 1999 Stock Option Plan of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon retirement from the Board in the discretion of the Compensation Committee of the Board. In addition, commencing in May 2000 each nonmanagement Director will receive an award under the Company's Stock Appreciation Rights Plan that provides for a cash payment by the Company when the Director exercises the stock option granted at the same time under the 1999 Plan. The payment will be an amount equivalent to the equity in the option that is being exercised, that is, the excess of the then current market price of the shares issued over the exercise price paid by the Director.


                      SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 2000, certain information with respect to the beneficial ownership of shares of Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in Fiscal 1999 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by the persons listed.

                       Name of Beneficial                                    Amount of           Percent of
                            Owner or                                        Beneficial           Outstanding
                        Identity of Group                                    Ownership             Shares
                       -------------------------------------------------------------------------------------

Mr. Raphael Benaroya(1)..................................................    2,486,203              18.4%
Mr. George R. Remeta(2)..................................................      434,039               3.2%
Kenneth P. Carroll, Esq.(3)..............................................       94,022                *
Ms. Ellen Demaio(4)......................................................       44,800                *
Ms. Carrie Cline-Tunick(5)...............................................       10,000                *
Mr. Joseph A. Alutto(6)..................................................       13,590                *
Mr. Russell Berrie (7)  .................................................       42,000                *
Mr. Joseph Ciechanover(8)................................................        9,000                *
Mr. Michael Goldstein (9)................................................        5,100                *
Mr. Ilan Kaufthal(6) (10) (11)...........................................       77,000                *
Mr. Vincent P. Langone(12)...............................................       45,000                *
Richard W. Rubenstein, Esq.(13)..........................................       16,000                *

All Officers and Directors as a group ...................................    3,485,074              25.0%
    (23 persons) (14)

-------------------

(1) Includes 186,472 shares which may be acquired within 60 days by the exercise of stock options. Excludes 90,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.
(2) Includes 92,000 shares which may be acquired within 60 days by the exercise of stock options.
(3) Includes 78,000 shares which may be acquired within 60 days by the exercise of stock options.
(4) Consists of 44,800 shares which may be acquired within 60 days by the exercise of stock options.
(5) Consists of 10,000 shares which may be acquired within 60 days by the exercise of stock options.
(6) Includes 12,000 shares which may be acquired within 60 days by the exercise of stock options.
(7) Includes 17,000 shares which may be acquired within 60 days by the exercise of stock options.
(8) Includes 3,600 shares which may be acquired within 60 days by the exercise of stock options.
(9) Includes 600 shares which may be acquired within 60 days by the exercise of stock options.
(10)   The outstanding shares are held jointly with his wife.
(11) Excludes shares held by Schroder & Co. Incorporated, of which Mr. Kaufthal is a Vice Chairman, and as to which he disclaims beneficial ownership.
(12) Includes 12,000 shares which may be acquired within 60 days by the exercise of stock options. Also includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
(13) Includes 15,800 shares which may be acquired within 60 days by the exercise of stock options.
(14) Includes 628,472 shares which may be acquired within 60 days by the exercise of stock options and shares held jointly with the spouses of certain members of the group.

* Less than one percent.




                           EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries in the fiscal years indicated.


                                             SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                                                         Compensation Awards

                                                                       Securities Underlying
Name and                                     Annual Compensation(1)         Options(3)            All Other
Principal Positions            Year        Salary          Bonus(2)    (numbers of shares)       Compensation(4)
-------------------            ----        ------          --------    ---------------------     ----------------

Mr. Raphael Benaroya,           1999       $550,000        $195,000                   -0-          $  95,000
  Chairman of the Board,        1998       $550,000        $660,000               200,000          $ 105,000
  President and Chief           1997       $550,000        $330,000                   -0-          $  64,000
  Executive Officer(5)

Mr. George R. Remeta,           1999       $401,000        $125,000                   -0-          $ 57,000
  Vice Chairman of the          1998       $376,000        $376,000               100,000          $ 59,000
  Board, Chief Administrative   1997       $350,000        $175,000                   -0-          $ 36,000
  Officer, Secretary and
  Director(5)

Ms. Ellen Demaio,               1999       $275,000        $ 65,000                   -0-          $ 33,000
  Senior Vice President         1998       $250,000        $200,000                32,000          $ 32,000
  -Merchandise of United        1997       $200,000        $ 80,000                   -0-          $ 18,000
  Retail Incorporated(6)

Ms. Carrie Cline Tunick,        1999       $300,000        $ 35,000                   -0-             -0-
  Vice President                1998       $300,000        $120,000                40,000             -0-
  -Product Design               1997       $300,000        $ 60,000                   -0-             -0-
  and Development of
  United Retail
  Incorporated(7)

Kenneth P. Carroll, Esq.,       1999       $240,000        $ 59,000                   -0-          $ 29,000
  Senior Vice                   1998       $220,000        $176,000                50,000          $ 29,000
  President -General            1997       $210,000        $ 84,000                10,000          $ 19,000
  Counsel(8)

----------------------

(1) The amounts shown are rounded and include deferred compensation but do not include reimbursement of premiums for supplemental disability insurance, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer.

(2) The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.

(3) The Company had no long-term compensation plan other than plans which provided for options to purchase shares of Common Stock. The exercise price of each option listed in the table was at the current market price per share of Common Stock on the date of action by the Board of Directors or the Compensation Committee, as the case may be.

(4) The amounts shown are rounded and consist principally of contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan based on the salary and bonus paid in the year indicated and, in the case of Messrs. Benaroya and Remeta, reimbursement for premiums they paid on individual term life insurance policies and income taxes on such reimbursement. In Fiscal 1999, the respective amounts of approximately $13,000 and $3,000 were reimbursed to Mr. Benaroya and Mr. Remeta with respect to such premiums and taxes.

(5) In 1998, the stockholders approved nonqualified stock options exercisable at a price of $6.3125 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the stock option agreements and the Employment Agreements between the Company and Mr. Benaroya and Mr. Remeta, respectively.

(6) Stock options to purchase 38,000 shares have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on the Company's retail stores achieving annual net sales of $1 billion and operating income of at least 7% of net sales. In no event, however, shall the payment exceed $1 million. The options granted are exercisable at a price of $5.875, are incentive stock options and provide for a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Plan. United Retail Incorporated is the Company's operating subsidiary.

(7) The options granted are exercisable at a price of $5.875, are incentive stock options and provide for a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Plan. See, "Employment Agreements" for additional information about the options.

(8) The options granted in 1997 are incentive stock options exercisable at a price of $3.125. The options granted in 1998 are exercisable at a price of $5.875, of which options to purchase 30,000 shares are nonqualified options with the remainder being incentive stock options. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the respective Plans and the Employment Agreement between the Company and Mr. Carroll.


EMPLOYMENT AGREEMENTS

The Company has Employment Agreements with Messrs. Benaroya, Remeta and Carroll, dated as of November 20, 1998 and with terms ending on August 3, 2003. Annual base salaries are $550,000 for Mr. Benaroya, $425,000 for Mr. Remeta and $260,000 for Mr. Carroll. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. See, "Summary Compensation Table" and "Report of Compensation Committee." The Agreements also provide for the award of bonuses ("Incentive Compensation Bonuses") with respect to each Spring season and each Fall season based on meeting or exceeding seasonal earnings targets. The contractual earnings targets established by the Compensation Committee of the Board were the same operating income targets applicable under the Company's incentive program for other officers. The potential bonus ranges from nothing to a specified percentage of the officer's base salary. The potential bonus ranges up to 120% of seasonal base salary for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

If the Company terminates the employment of Mr. Benaroya, Mr. Remeta or Mr. Carroll without cause (as defined in his Employment Agreement) before the end of the contractual term, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of
(i) then current annual base salary, plus (ii) the amount of Incentive Compensation Bonuses with respect to the two most recently completed seasons plus (iii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and (c) a tax gross-up ("Excise Tax Gross-Up") which reimburses him for any federal excise taxes owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payments.

If Mr. Benaroya, Mr. Remeta or Mr. Carroll resigns his employment within 10 business days after first receiving notice of change of control (as defined in his Employment Agreement) of the Company, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of (i) the then current annual base salary plus (ii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which resignation occurs and
(c) an Excise Tax Gross-Up.

United Retail Incorporated has an Employment Agreement with Ms. Cline-Tunick, dated as of March 26, 1998 and with a term ending on March 26, 2003. The Agreement provides for annual base salary of $300,000 and an Incentive Compensation Bonus up to 40% of seasonal base salary. If United Retail Incorporated terminates her employment without cause (as defined in her Employment Agreement) before the end of the contractual term, she is entitled, in addition to accrued salary and benefits, to one year's base salary as severance pay and a pro-rata Incentive Compensation Bonus for the season in which termination occurs. Under the Employment Agreement, the options granted to Ms. Cline-Tunick to purchase an aggregate of 50,000 shares of Company Common Stock have the benefit of an arrangement in which the Company will pay Ms. Cline-Tunick the difference if $20 exceeds the equity in each option to purchase one share, that is, the excess over the exercise price of the market price per share at the time of exercise. The payment is conditioned, among other things, on the Company's having operating income in any fiscal year in excess of $50 million and equivalent to more than 10% of net sales.

The Employment Agreements also contain covenants not to compete during employment or afterwards for 18 months in the case of Messrs. Benaroya, Remeta and Carroll and for 12 months in the case of Ms. Cline-Tunick. The officers are expressly under no obligation to seek other employment during the noncompetition period, and there would be no offset against any amounts due to them on account of any subsequent permitted employment. The officers are also obligated not to disclose confidential information at any time during or after employment.

RETIREMENT SAVINGS PLAN

The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest 100% after seven years of service with the Company and in lesser percentages after six, five, four and three years of service with the Company.

The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's compensation, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta and Carroll and Ms. Demaio are the beneficiaries of retirement contributions under the SRSP.

The Benefits Committee of the Board of Directors oversees the RSP and SRSP.

In Fiscal 1999, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries received no grants of stock options.

The following table sets forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries.



                 AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL 1999 YEAR END OPTION VALUES

                                                      Number of Securities Underlying      Value of Unexercised
                                                          Unexercised Options At          In-The-Money Options At
                                                           Fiscal 1999 Year End           Fiscal 1999 Year End(1)
                           Shares
                           Acquired
                           On           Value
Name                       Exercise     Realized       Exercisable   Non-Exercisable     Exercisable  Non-Exercisable
----                       --------     --------       -----------   ---------------     -----------  ---------------

Raphael Benaroya             250,000    $1,187,500      164,706          185,294        $299,111         $610,560

George R. Remeta             100,000    $  475,000       72,000           88,000        $144,996         $298,746

Ellen Demaio                    -0-         -0-          32,400           37,600        $122,424         $189,261

Carrie Cline-Tunick           14,000    $  111,250         -0-            36,000             -0-         $148,123

Kenneth P. Carroll              -0-          -0-         53,000           72,000        $259,905         $330,247

----------------

(1) Fair market value of the Common Stock at Fiscal 1999 year end was $9.9062 per share.




                      REPORT OF COMPENSATION COMMITTEE


MEMBERSHIP; AUTHORITY

The Compensation Committee of the Board of Directors of the Company has been composed of Vincent P. Langone, as Chairman, Joseph A. Alutto and Joseph Ciechanover.

In May 1999, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of the Company's Vice Chairman and Chief Administrative Officer. In February 1999, the Compensation Committee reviewed the total budget for cash compensation of officers and other managers of the Company or its subsidiaries whose individual base salary and potential cash bonus could have exceeded $150,000 per annum. During Fiscal 1999, option grants were made from time to time by the Compensation Committee pursuant to the Company's 1999 Stock Option Plan.

Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee. The Audit Committee reviewed transactions between the Company and its subsidiaries and their officers and their affiliates. See, "Certain Transactions."

POLICIES

The principal objective of the Company's Fiscal 1999 executive compensation program was to motivate officers and other senior managers to maximize the Company's operating income and thereby to increase stockholder returns. The program was intended to be competitive and thereby to encourage associates to remain in the Company's employ. Finally, the program was designed to be equitable. The principal components of the executive compensation program for Fiscal 1999 were:

          o    base salary with merit increases for certain associates
          o formula-based cash bonus awards for achieving a seasonal (six-month) operating income target
          o matching retirement savings contributions by the Company with a maximum of 1.5% of combined base salary and cash bonus
          o stock options exercisable at fair market value on the date action was taken by the Compensation Committee.

In addition, Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus were made for the benefit of certain officers (see, "Executive Compensation - Retirement Savings Plan").

Except for base salaries, all the components of the executive compensation program were affected by the Company's operating income. In this way, the economic interests of the officers and other senior managers were aligned with those of the stockholders.

The operating income target (which the Company deems to be proprietary and confidential) for the bonus awards program was met in one of the two seasons of Fiscal 1999. Bonuses were paid in accordance with the program formula. Additional one-time bonuses were paid to certain new associates as part of their hiring arrangements.


CEO COMPENSATION

In Fiscal 1996, Fiscal 1997, Fiscal 1998 and Fiscal 1999, the base salary of the Company's Chairman of the Board, President and Chief Executive Officer, Raphael Benaroya, was approximately $550,000 per annum, as he voluntarily declined to be considered for a raise and voluntarily waived current payment of the annual cost of living increases that he was entitled to receive under his Employment Agreement. Mr. Benaroya participated in the Company's bonus award program and received a bonus award with respect to Fiscal 1999 in accordance with the program formula, which applies to all program participants. See, "Executive Compensation - Employment Agreements."

                                          Respectfully submitted,

Dated:  April 10, 2000                    Compensation Committee
                                      /s/ Vincent P. Langone, Chairman
                                      /s/ Joseph A. Alutto
                                      /s/ Joseph Ciechanover

                            --------------------


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors of the Company has been composed of Vincent P. Langone, as Chairman, Joseph A. Alutto and Joseph Ciechanover.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, is a member of the Compensation Committee of the Board of Directors of Russ Berrie and Company, Inc. Russell Berrie is the Chairman of the Board and Chief Executive Officer of Russ Berrie and Company, Inc. and is a Director of the Company.


                          STOCKHOLDER RETURN GRAPH

The following graph shows the change at January 29, 2000 in the value of $100 invested in Common Stock of the Company five years earlier compared with the changes since then in the Standard & Poor's 500 Composite Stock Index, which includes companies that sell products other than women's apparel, and the Standard & Poor's Retail Specialty Apparel Stock Index and a peer group index composed of Ann Taylor Stores Corp., The Cato Corporation, Charming Shoppes, Inc. and Dress Barn Inc.


                                           1/95       1/96      1/97      1/98      1/99      1/00
                                           ----       ----      ----      ----      ----      ----
United Retail Group, Inc.                100.00      48.44     39.06     67.19    124.22    124.22
S & P 500                                100.00     138.67    175.20    222.34    294.58    342.26
S & P RETAIL (SPECIALTY APPAREL)         100.00     119.08    150.78    273.72    464.89    443.29
Peer Group Cumulative
Total Return Weighted
Average By Market                        100.00      51.28     72.95     85.88    104.33     99.23
Value


The Company prepared a peer group index composed of retail apparel companies with a market capitalization smaller than the companies included in the Standard & Poor's Retail Specialty Apparel Stock Index. The Company believes that the larger capitalization companies included in the Standard & Poor's Retail Specialty Apparel Stock Index are not as representative of the Company's stock market sector as the smaller capitalization companies included in the peer group index.




          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors of the Company and officers of the Company and its subsidiaries are required to file with the Securities and Exchange Commission Statements of Changes in Beneficial Ownership with respect to the Company's Common Stock, designated as Form 4's. The Form 4's are required to be filed monthly, with certain exceptions, if a reporting person acquires or disposes of beneficial ownership of the Company's Common Stock. Former officers are also required to file Form 4's for up to six months after leaving the Company's employ. Transactions not included on a Form 4, either pursuant to an exemption under the rules or through inadvertence, are required to be reported after the end of the fiscal year on Annual Statements of Changes In Beneficial Ownership, designated as Form 5's. Based on copies of Form 4's and Form 5's received by the Company from reporting persons with respect to transactions in Fiscal 1999 it appears that former officers of United Retail Incorporated, Kevin Burke and Alan Jones, did not file a required Form 5 with respect to the cancellation of employee stock options after resignation from employment.


                SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons who were known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission. All information about beneficial ownership amounts is as of December 31, 1999, except as noted below, and the percents of outstanding shares are as of March 31, 2000.


                                                          Amount and             Percent of
 Name and Address                                     Nature of Beneficial      Outstanding
 of Beneficial Owner                                      Ownership               Shares
 --------------------------------------------------------------------------     ------------

Mr. Raphael Benaroya (1) ............................. 2,486,203                  18.4%
    c/o United Retail Group, Inc.
    365 West Passaic Street
    Rochelle Park, New Jersey  07662

Limited Direct Associates, L.P. (2) .................. 1,600,000                  12.0%
    Three Limited Parkway
    Columbus, Ohio  43230

Cramer Rosenthal McGlynn, LLC (3)..................... 1,269,700                   9.5%
    707 Westchester Avenue
    White Plains, New York  10604

Franklin Advisory Services, Inc. (3)..................   877,100                   6.6%
    One Parker Plaza
    Fort Lee, New Jersey  07024

FMR Corp. (4).........................................   829,300                   6.2%
    82 Devonshire Street
    Boston, Massachusetts  02109

Dimensional Fund Advisors, Inc. (3)...................   791,100                   5.9%
    1299 Ocean Avenue
    Santa Monica, California  90401

Cumberland Associates LLC (5) ........................   708,600                   5.3%
    1114 Avenue of the Americas
    New York, New York 10036

------------------

(1) As of March 31, 2000. Includes 186,472 shares which may be acquired within 60 days by the exercise of stock options. Excludes 90,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership. Mr. Benaroya has the sole right to vote and dispose of these shares.

(2) As of February 10, 2000. Limited Direct Associates, L.P. ("LDA") is an affiliate of The Limited, Inc. LDA has the sole right to vote and dispose of these shares.

(3) An investment adviser with the sole right to vote and dispose of these shares.

(4) FMR Corp. has the sole right to dispose of all these shares and the sole right to vote 420,000 of these shares.

(5) Cumberland Associates LLC has the sole right to vote and dispose of 681,000 of these shares and shared voting power and dispositive power for the remainder.



                            CERTAIN TRANSACTIONS

Before July 1989, the Company was an indirect, wholly-owned subsidiary of The Limited, Inc. ("The Limited"), which has retained an interest in the Company. See, "Security Ownership of Principal Stockholders."

One AVENUE store was subleased by United Retail Incorporated from a subsidiary of The Limited in Fiscal 1999 pursuant to an Amended and Restated Master Affiliate Sublease Agreement, dated as of July 17, 1989. United Retail Incorporated was charged approximately $0.1 million as its share of the rent in Fiscal 1999.

American Licensing Group, Inc., which is a subsidiary of The Limited, granted to United Retail Incorporated pursuant to agreements dated as of April 30, 1989, as amended (the "Accessories Sublicensing Agreements"), non-exclusive trademark sublicenses to manufacture and sell accessories with a national brand name. During Fiscal 1999, United Retail Incorporated made payments to American Licensing Group, Inc. under the Accessories Sublicensing Agreements of approximately $0.4 million, of which American Licensing Group, Inc. paid approximately $0.3 million to the licensor of the trademark.

Management believes that the terms of the Restated Master Affiliate Sublease Agreement and the Accessories Sublicensing Agreements are not more favorable to The Limited's affiliates than the terms that would be available in arm's length transactions between unaffiliated parties.

American Licensing Group, L.P. ("ALGLP") provides management and administrative services to American Licensing Group, Inc. under a management services agreement between ALGLP and American Licensing Group, Inc. dated as of August 26, 1989 (the "Management Services Agreement") for a base fee and a share of the net profits of American Licensing Group, Inc. The partners of ALGLP are an affiliate of The Limited, which owns a 20% limited partnership interest, and Raphael Benaroya, Inc., an affiliate of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, which owns an 80% partnership interest. Mr. Benaroya has advised the Company that he believes the arrangements made to have ALGLP provide management and administrative services to American Licensing Group, Inc., including the execution and delivery of the Management Services Agreement, were not more favorable to ALGLP than the arrangements that would have been available to American Licensing Group, Inc. in a transaction with a service provider unaffiliated with Mr. Benaroya.

ALGLP granted to United Retail Incorporated pursuant to agreements dated as of March 11, 1994, as amended, and March 17, 1995, respectively (the "ALGLP Sublicensing Agreements"), non-exclusive trademark sublicenses to sell foundations and sleepwear with a national brand name. During Fiscal 1999, United Retail Incorporated made payments to ALGLP under the ALGLP Sublicensing Agreements of approximately $0.4 million, of which ALGLP paid approximately $0.3 million to the licensor of the trademark. ALGLP subleases a two-room suite of offices from United Retail Incorporated, which also provides certain office services and supplies to ALGLP at estimated cost. During Fiscal 1999, ALGLP paid approximately $6,000 rent and reimbursed United Retail Incorporated approximately $29,000 (on a cash rather than an accrual basis) for office services and supplies. At January 29, 2000, the account receivable from ALGLP was approximately $8,000. Management believes that the terms of the business arrangements between United Retail Incorporated and ALGLP are not more favorable to ALGLP than the arrangements that would be available in arm's length transactions between unaffiliated parties.

The father of Raphael Benaroya is employed by United Retail Incorporated. His salary in Fiscal 1999 was approximately $63,000. Management believes that the terms of employment of Mr. Benaroya's father are not more favorable to him than the terms that would have been available to him from an employer unaffiliated with Mr. Benaroya.

The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Restated Stockholders' Agreement. Pursuant to the Restated Stockholders' Agreement, Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Restated Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Administrative Officer of the Company, Ellen Demaio, the Senior Vice President-Merchandise of United Retail Incorporated, and certain other stockholders are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, borrowed money from the Company to finance taxes arising from exercises of employee stock options and to pay interest on the advances. (The advances had previously been authorized by the Compensation Committee.) In Fiscal 1998, an advance was made of approximately $1.6 million. In Fiscal 1999, additional advances of approximately $0.1 million and $0.7 million were made. Interest is now payable annually in cash at the prime rate. The largest amount outstanding, which remains outstanding, was approximately $2.4 million. The advances mature in November 2003 subject to acceleration under certain circumstances and to a call by the Company with respect to half of the principal amount in November 2001. Payment of the advances is secured by a pledge of the 899,719 shares of the Company's Common Stock issued upon the option exercises. The advances are full recourse obligations.

An advance was made to George R. Remeta, the Vice Chairman and Chief Administrative Officer of the Company, in the amount of $0.2 million in Fiscal 1998 to finance payment of income taxes incurred in connection with the exercise of stock options. Mr. Remeta repaid the advance with interest at the prime rate in Fiscal 1999 by surrendering shares of the Company's Common Stock having an equivalent market value.

The option exercises by Messrs. Benaroya and Remeta referred to under the caption "Aggregated Option Exercises in Fiscal 1999 and Fiscal 1999 Year End Option Values" were non-cash exercises with the exercise price paid by surrendering shares of the Company's Common Stock held by them having a market value at the time equal to the exercise price of approximately $1.3 million in the case of Mr. Benaroya and $0.5 million in the case of Mr. Remeta. Mr. Remeta financed the taxes arising from his option exercises by surrendering shares of the Company's Common Stock that he held having a market value at the time equal to the taxes, approximately $0.2 million.


                         -------------------------

                       INDEPENDENT PUBLIC ACCOUNTANTS

During Fiscal 1999, PricewaterhouseCoopers LLP served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended January 29, 2000. The Company has selected PricewaterhouseCoopers LLP as its independent public accountants for the current fiscal year.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.


                         -------------------------

                               OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.


                         -------------------------

                           STOCKHOLDER PROPOSALS

Any proposals of stockholders that are intended to be presented at the 2001 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before (i) December 24, 2000 may not be included by the Company in the proxy statement and form of proxy relating to the meeting and (ii) February 23, 2001 may not properly be brought before the meeting.


                         -------------------------

                          EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, e-mail, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.

                                       By Order of the Board of Directors,


                                       /s/ Raphael Benaroya
                                       Raphael Benaroya
                                       Chairman of the Board
2000proxy






                         UNITED RETAIL GROUP, INC.

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 23, 2000 at 11:00 A.M., or any adjournments thereof.

1.  ELECTION OF DIRECTORS

   [ ] FOR all Nominees listed below             [ ] WITHHOLD AUTHORITY
       (except as marked to the                      to vote for all nominees
       contrary below)                                listed below

         Nominees:  Joseph A. Alutto, Raphael Benaroya, Russell Berrie,
                    Joseph Ciechanover, Michael Goldstein, Ilan Kaufthal, Vincent Langone, George R. Remeta and Richard W. Rubenstein

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
------------------------------------------------------------------------------

2. IN THEIR DISCRETION: (i) AS TO THE ELECTION OF DIRECTORS, IF THE APPROPRIATE BOX ABOVE IS NOT MARKED, (ii) for the election of a substitute for any of the nominees listed above who become(s) unable to serve, and (iii) on matters incidental to the conduct of the meeting.

               (Continued and to be signed on opposite side)

                         UNITED RETAIL GROUP, INC.

    The shares represented hereby will be voted as instructed by the undersigned. IF THE APPROPRIATE BOX IS NOT MARKED, THE PROXIES APPOINTED HEREBY INTEND TO VOTE FOR ALL THE NOMINEES LISTED.

    Please specify your vote by marking the appropriate box and date and sign your name(s) below.

                                Dated .  .  .  .  .  .  .  .  .  .  .  ., 2000

                                Signature(s)   .  .  .  .  .  .  .  .  .  .  .

                                               .  .  .  .  .  .  .  .  .  .  .